Exhibit 99.1

NEWS RELEASE -	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (733) 628-1000 f: (773) 628-0802 www.littelfuse.com

JEFFREY GORSKI JOINS LITTELFUSE AS VICE PRESIDENT AND

CHIEF ACCOUNTING OFFICER

CHICAGO, August 14, 2017 – Littelfuse, Inc. (NASDAQ:LFUS) today announced the appointment of Jeffrey Gorski as Vice President and Chief Accounting Officer. In his role, Mr. Gorski will be responsible for worldwide corporate and technical accounting, SEC reporting and shared services, and will report directly to the Company’s Executive Vice President and Chief Financial Officer, Meenal Sethna. Mr. Gorski will succeed John Quille who is retiring and will remain in an advisory role during the transition.

“I am excited to welcome Jeff to the Littelfuse team. His background and extensive experience will bring added value to our organization and makes him well equipped to hit the ground running,” said Sethna. “He has been recognized as a trusted business partner, astute advisor and skilled leader, and I am confident Jeff will play a key role in driving our future success.”

“I would like to take this opportunity to thank John for his contributions over the past 12 years at Littelfuse,” continued Sethna. “During this time, John laid the foundation for our global finance team and has left his mark on the company in many areas. I want to wish John all the best for the future.”

Most recently, Mr. Gorski served as Senior Vice President and Chief Accounting Officer of R.R. Donnelley & Sons Company, where he held several roles of increasing responsibility. Prior to joining R.R. Donnelley, he was a senior manager at KPMG LLP. Mr. Gorski received a Bachelor of Arts in Accounting and Finance at the University of Wisconsin, Madison in Wisconsin, USA, and is a certified public accountant in Illinois.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 10,000 employees in more than 40 locations throughout the Americas, Europe and Asia. For more information, please visit the Littelfuse website: Littelfuse.com.

CONTACT: Meenal Sethna

Executive Vice President and CFO

(773) 628-0616

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